Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

FOSSIL, INC. REPORTS THIRD QUARTER RESULTS

Third Quarter Net Sales and Diluted Earnings Per Share Continue at Record Levels

Constant Dollar Net Sales Rise 9.9%

Diluted GAAP Earnings Per Share Increase 15.6% to $1.26

Diluted Earnings Per Share, As Adjusted, Increase 17.4% to $1.28

Richardson, TX. November 6, 2012 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported third quarter net sales and earnings for the thirteen-week (“Third Quarter”) and thirty-nine week (“Nine Month Period”) periods ended September 29, 2012.

Third Quarter Results (2012 vs 2011):

•      Net sales increased 6.4% to $684.2 million compared to $642.9 million;

•      Gross profit rose 6.1% to $381.5 million, or 55.8% of net sales, compared to $359.5 million, or 55.9% of net sales;

•      Operating income decreased 4.8% to $113.1 million, or 16.5% of net sales, compared to $118.8 million, or 18.5% of net sales;

•      Income before income taxes increased 1.8% to $113.9 million, or 16.6% of net sales, compared to $111.8 million, or 17.4% of net sales;

•      Net income attributable to Fossil, Inc. increased 10.3% to $76.8 million compared to $69.6 million; and

•      Diluted earnings per share increased 15.6% to $1.26 and diluted earnings per share, as adjusted, increased 17.4% to $1.28, both based on 61.0 million shares compared to $1.09 on 63.8 million shares.

Nine Month Period Results (2012 vs 2011):

•      Net sales increased 10.0% to $1.91 billion compared to $1.74 billion;

•      Gross profit increased 9.6% to $1.07 billion, or 55.9% of net sales, compared to $973.3 million, or 56.0% of net sales;

•      Operating income decreased 4.6% to $284.0 million, or 14.9% of net sales, compared to $297.6 million, or 17.1% of net sales;

•      Income before income taxes increased 1.3% to $286.6 million, or 15.0% of net sales, compared to $282.8 million, or 16.3% of net sales;

•      Net income attributable to Fossil, Inc. increased 8.8% to $192.3 million compared to $176.8 million; and

•      Diluted earnings per share increased 13.1% to $3.11 and diluted earnings per share, as adjusted, increased 14.5% to $3.15, both based on 61.8 million shares compared to $2.75 on 64.2 million shares.

“Double-digit growth in our direct to consumer business and Asia Pacific region, coupled with expense management and improved gross margin resulted in Third Quarter earnings surpassing our initial guidance,” stated Mike Kovar EVP and CFO.  “Incremental sales from our recently acquired SKAGEN® brand additionally helped fuel top line sales growth despite an overall challenging sales environment in Europe.  In addition, we continued to experience double-digit increases in the sales of watches against a backdrop of sizeable growth over the last two years.  During the quarter we made excellent progress toward our long-term expansion goals in support of a much larger business in Asia and capitalizing on the power of our multi-brand watch portfolio.”

Operating Results

The translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by approximately $22.2 million and $51.0 million during the Third Quarter and Nine Month Period, respectively. The following discussion of the Company’s net sales is based on constant dollar performance.

Third Quarter worldwide net sales rose 9.9% as a result of sales growth across each of the Company’s wholesale and direct to consumer segments in comparison to the prior fiscal year third quarter.  The Company’s acquisition of Skagen Designs, Ltd. and certain of its international affiliates (“Skagen”) on April 2, 2012 contributed $25.2 million towards overall sales during the Third Quarter. On an organic basis, excluding sales related to SKAGEN branded products, worldwide net sales increased 5.9% for the Third Quarter.  Global watch sales were the key driver, increasing 9.5%, or $44.1 million.  Third Quarter leathers product sales remained relatively unchanged from the prior fiscal year third quarter, increasing 0.9%, or $1.0 million.  These sales gains were partially offset by sales decreases in jewelry of 9.8%, or $4.6 million, and eyewear of 43.1%, or $3.3 million.  Jewelry and eyewear sales have declined throughout the year as a result of repositioning and market changes impacting FOSSIL® branded products in these categories.  For the Nine Month Period, consolidated net sales increased by 12.9%, or $224.3 million, representing sales growth in each of the Company’s global wholesale and direct to consumer businesses.

Net sales from the North America wholesale segment increased 5.9%, or $14.2 million, during the Third Quarter in comparison to the prior fiscal year third quarter.  The increase in North American sales was primarily attributable to a 9.9%, or $17.5 million, increase in watch sales, including $11.7 million of sales related to SKAGEN branded products, and a 14.6%, or $1.3 million, increase in the Company’s jewelry business.  While global jewelry sales decreased, North American jewelry sales continued to benefit from the roll-out of the MICHAEL KORS® jewelry line.  Wholesale shipments in the U.S. were relatively unchanged in comparison to the prior fiscal year third quarter.  Shipments from the Company’s Canadian and Mexican subsidiaries and shipments to third party distributors in this segment, primarily serving the South American market, increased 11.6% on a combined basis during the Third Quarter as compared to the prior fiscal year third quarter. Third Quarter North American net sales were negatively impacted by a slight shift in the retail calendar in addition to the impact of certain U.S. wholesale customers delaying initial holiday receipts from late Third Quarter to the fourth quarter of fiscal 2012.  The Company expects that U.S. wholesale shipments in the fourth quarter of fiscal 2012 will benefit from these negative influences on Third Quarter sales.

Europe wholesale net sales during the Third Quarter rose 0.4%, or $0.8 million, including a $9.8 million contribution from sales of SKAGEN branded products in comparison to the prior fiscal year third quarter.  Excluding SKAGEN branded products, European wholesale sales decreased 5.0%, largely a result of a 25.0%, or $7.0 million, decrease in the Company’s jewelry business, partially offset by a slight increase in watch sales.  Additionally, the Third Quarter was unfavorably impacted by reduced wholesale shipments of leather products of $2.0 million.  The Company believes a weakening macro environment in Europe was a contributing factor to the reduction in Third Quarter sales growth in addition to the impact of repositioning the FOSSIL jewelry brand.  Sales to third party distributors in this segment favorably impacted the Third Quarter, increasing 3.9%, or $1.4 million, as compared to the prior fiscal year third quarter.

Asia Pacific wholesale net sales rose 26.6%, or $20.9 million, during the Third Quarter in comparison to the prior fiscal year third quarter, including $1.7 million of sales of SKAGEN branded products.  Excluding sales of SKAGEN branded products, Asia Pacific wholesale net sales grew 24.6%, primarily attributable to increased watch sales of $20.0 million.  At the end of the Third Quarter, the Company operated 247 concession locations in Asia with a net 43 new concessions opened during the last twelve months.  For the Third Quarter, concession sales increased by 23.5%, with comp sales growing 4.9% in comparison to the prior fiscal year third quarter.

Direct to consumer net sales for the Third Quarter increased by 19.0%, or $27.6 million, in comparison to the prior fiscal year third quarter, primarily the result of a 15.7% increase in the average number of company-owned stores open during the Third Quarter and comparable store sales gains of 1.8%.  The 1.8% comparable store sales gain represents the 18th consecutive quarter of comparable store sales increases and follows comparable store sales gains of 14.1% and 19.9% in the third quarter of fiscal 2011 and 2010, respectively.

Gross profit of $381.5 million in the Third Quarter increased 6.1% in comparison to $359.5 million in the prior fiscal year third quarter.  The increase was a result of increased net sales, partially offset by a 10 basis point reduction in gross profit margin to 55.8% compared to 55.9% in the prior fiscal year third quarter.  Foreign currency exchange rate changes negatively impacted gross profit margin by approximately 185 basis points during the Third Quarter.  Excluding the impact of currency, gross profit margin was favorably impacted by product and segment sales mix, select price increases across certain watch businesses in addition to increased production efficiencies and lower watch component costs.  These positive influences on gross profit margin were partially offset by a higher percentage of lower margin sales to third party distributors.  For the Nine Month Period, gross profit margin decreased by 10 basis points to 55.9% compared to 56.0% in the comparable prior fiscal year period. During the Nine Month Period, foreign currency exchange rate changes negatively impacted gross profit margin by approximately 105 basis points in comparison to the same period in fiscal 2011.  Excluding the impact of currency, gross profit margin was favorably impacted by factors similar to those experienced during the Third Quarter.

Total operating expenses in the Third Quarter increased by $27.7 million and, as a percentage of net sales, increased to 39.3% in the Third Quarter compared to 37.4% in the prior fiscal year third quarter.  For the Third Quarter, operating expenses were favorably impacted by approximately $7.8 million as a result of the translation of foreign-based expenses into U.S. dollars as a result of a stronger U.S. dollar.  Non-recurring costs associated with the Skagen acquisition totaled $2.0 million during the Third Quarter.  On a constant dollar basis and excluding non-recurring expenses related to the Skagen acquisition, operating expense increases were primarily attributable to the addition of Skagen operating costs, expenses associated with an increase in the number of Company-owned retail stores and expense increases across the Company’s wholesale segments. Expense growth in the Company’s wholesale segments was largely a result of infrastructure investments in the Asia Pacific region, primarily related to headcount additions and concession-related costs.  For the Nine Month Period, operating expenses expressed as a percentage of net sales increased to 41.0% compared to 38.9% in the comparable prior fiscal year period and included an $18.9 million favorable impact from the translation of foreign-based expenses into U.S. dollars due to a stronger U.S. dollar.  On a constant dollar basis, operating expenses for the Nine Month Period increased by $126.0 million as compared to the same period of fiscal 2011, with increases across all of the Company’s operating segments, primarily the result of the same factors that impacted the Third Quarter. Non-recurring costs associated with the Skagen acquisition amounted to $3.8 million during the Nine Month Period.  This amount included acquisition and transition related costs of $7.4 million, partially offset by a $3.6 million favorable gain resulting from mark-to-market valuation adjustments of a Skagen-related contingent purchase price liability.

As a percentage of net sales, operating income decreased to 16.5% in the Third Quarter and 14.9% during the Nine Month Period compared to 18.5% and 17.1% for the respective comparable periods in the prior fiscal year.  During the Third Quarter and Nine Month Period, operating income was negatively impacted by approximately $17.7 million and $29.9 million, respectively, as a result of the translation of foreign-based sales and expenses into U.S. dollars as a result of a stronger U.S. dollar.  Excluding the impact of foreign currency rate changes, the Third Quarter and Nine Month Period operating income, as a percentage of net sales, would have approximated 18.5% and 16.0%, respectively.

Other income/expense-net increased favorably by $8.8 million and $19.7 million for the Third Quarter and Nine Month Period, respectively, in comparison to the comparable prior fiscal year periods.  These increases were primarily driven by net foreign currency gains during the current fiscal year periods in comparison to net losses in the respective prior fiscal year periods resulting from mark-to-market, hedging and other transactional activities.  At prevailing foreign currency exchange rates, the Company estimates that outstanding forward contracts with scheduled settlement dates in the fourth quarter of fiscal 2012 would result in hedge gains of approximately $0.5 million.

The Company’s income tax expense for the Third Quarter was $34.0 million, resulting in an effective income tax rate of 29.8%.  For the prior fiscal year third quarter, income tax expense was $39.3 million, resulting in an effective income tax rate of 35.2%.  Income tax expense was $85.2 million for the Nine Month Period, resulting in an effective tax rate of 29.7%.  For the comparable fiscal 2011 period, income tax expense was $98.2 million, resulting in an effective tax rate of 34.7%.  The lower effective tax rates in the Third Quarter and the Nine Month Period were attributable to a higher portion of foreign income taxed at lower overall foreign rates, a reduction in income tax rates in several countries and management’s decision to indefinitely reinvest the undistributed earnings of certain foreign subsidiaries.  The Company estimates its effective income tax rate for the fourth quarter of fiscal 2012 will approximate 25%, including an approximate $10 million, or $0.17 diluted earnings per share, income tax benefit related to the settlement of prior year income tax audits.

Third Quarter net income attributable to Fossil, Inc. increased by 10.3% to $76.8 million.  Diluted earnings per share increased 15.6% to $1.26, inclusive of an unfavorable $0.10 per diluted share decrease related to net foreign currency losses and a $0.06 per diluted share benefit related to a 4.5% lower outstanding share count as a result of the Company’s ongoing stock repurchase program.  Diluted earnings per share, as adjusted, increased 17.4% to $1.28 in the Third Quarter as compared to the prior fiscal year third quarter.  For the Nine Month Period, net income attributable to Fossil, Inc. of $192.3 million represented an 8.8% increase compared to the $176.8 million earned during the comparable prior fiscal year period.  Diluted earnings per share increased 13.1% to $3.11, and diluted earnings per share, as adjusted, increased 14.5% to $3.15 in the Nine Month Period.  Net income attributable to Fossil, Inc. for the Nine Month Period included net foreign currency losses of $0.12 per diluted share and a benefit of $0.12 per diluted share related to a 3.8% lower outstanding share count.

Selective Balance Sheet Information

At September 29, 2012, the Company had cash, cash equivalents and securities available for sale of $143.0 million, compared to $239.6 million at October 1, 2011, and $184.9 million of debt compared to $14.9 million of debt at October 1, 2011.  The decrease in cash and increase in debt over the last twelve months was primarily related to the acquisition of Skagen during the second quarter of fiscal 2012 and the continuation of the Company’s stock repurchase plan.  Since the end of the prior fiscal year third quarter, the Company has repurchased approximately 3.1 million shares of its common stock at an aggregate cost of $262.8 million.  During the period from the announcement of the Company’s $750 million buyback authorization in August 2010 until the end of the Third Quarter, the Company has repurchased approximately $646.4 million of its common stock, representing approximately 8.5 million shares.

Inventory at September 29, 2012 was $589.0 million, representing an increase of 15.1% from the October 1, 2011 balance of $511.7 million.  The Company expects fiscal 2012 year-end inventories will approximate prior fiscal year end levels.  Accounts receivable increased by 6.4% to $290.7 million at September 29, 2012 compared to $273.3 million at the end of the prior fiscal year third quarter, primarily due to an increase in wholesale shipments during the Third Quarter versus the prior fiscal year third quarter.  Days sales outstanding for the Company’s wholesale segments for the Third Quarter was 50 days in comparison to 49 days in the prior fiscal year third quarter.

Sales and Earnings Guidance

For the fourth quarter of fiscal 2012, the Company expects reported net sales to increase approximately 12%, with constant dollar net sales increasing 13%.  The Company’s current outlook for fourth quarter sales growth represents an approximate 400 basis point decrease to its previous guidance, primarily related to its European wholesale business.

The Company is providing earnings guidance on a reported basis and an as adjusted basis.  Guidance on an as adjusted basis excludes non-recurring costs associated with the acquisition of Skagen as well as certain tax benefits expected in the fourth quarter of fiscal 2012.  A reconciliation of guidance on a generally accepted accounting principles (“GAAP”) basis to the as adjusted basis is presented in tabular form at the end of this earnings release.  The Company currently expects fourth quarter reported diluted GAAP earnings per share in a range of $2.41 to $2.44, with diluted earnings per share, as adjusted, in a range of $2.26 to $2.29.  The Company’s fourth quarter fiscal 2012 diluted earnings per share, as adjusted, estimate reflects a 21% to 22% increase to its prior fiscal year fourth quarter diluted earnings per share of $1.87.  As a result of the better than expected Third Quarter earnings per share performance the Company is raising its fiscal year 2012 earnings estimates.  The Company expects fiscal 2012 reported diluted GAAP earnings per share in a range of $5.53 to $5.56, with diluted earnings per share, as adjusted, in a range of $5.42 to $5.45.  The Company’s fiscal year 2012 diluted earnings per share, as adjusted, estimate represents an approximate 18% increase to its fiscal 2011 diluted earnings per share of $4.61.  The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which it operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, difficulties in integrating the recently acquired Skagen businesses, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 23 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 400 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 39 Weeks Ended	For the 39 Weeks Ended
Statement Data (in millions except per share data):	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$684.2	$642.9	$1,909.8	$1,736.5
Cost of sales	302.7	283.4	842.9	763.2
Gross profit	381.5	359.5	1,066.9	973.3
Selling and distribution expenses	193.3	172.2	571.0	495.2
General and administrative expenses	75.1	68.5	211.9	180.5
Operating income	113.1	118.8	284.0	297.6
Interest expense	1.4	0.4	3.6	1.3
Other income (expense) – net	2.2	(6.6)	6.2	(13.5)
Income before income taxes	113.9	111.8	286.6	282.8
Tax provision	34.0	39.3	85.2	98.2
Less: Net income attributable to noncontrolling interest	3.1	2.9	9.1	7.8
Net income attributable to Fossil, Inc.	$76.8	$69.6	$192.3	$176.8
Basic earnings per share	$1.27	$1.10	$3.13	$2.78
Diluted earnings per share	$1.26	$1.09	$3.11	$2.75
Weighted average common shares outstanding :
Basic	60.6	63.2	61.3	63.5
Diluted	61.0	63.8	61.8	64.2

Consolidated Balance Sheet Data (in millions):	September 29, 2012	October 1, 2011
Working capital	$789.4	$788.1
Cash, cash equivalents and securities available for sale	143.0	239.6
Accounts receivable, net of allowances	290.7	273.3
Inventories	589.0	511.7
Total assets	1,851.1	1,536.2
Short-term debt	6.0	10.6
Long-term debt	178.9	4.3
Deferred taxes and other long-term liabilities	123.3	102.9
Stockholders’ equity	1,163.1	1,067.2

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
Business Segment Sales ($ in millions)	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Wholesale:
North America wholesale	$254.0	$240.6	37.1%	37.4%
Europe	163.5	178.3	23.9%	27.8%
Asia Pacific	97.6	78.6	14.3%	12.2%
Total wholesale	515.1	497.5	75.3%	77.4%

Direct to consumer	169.1	145.4	24.7%	22.6%

Total net sales	$684.2	$642.9	100.0%	100.0%

	Amounts For the 39 Weeks Ended		Percentage of Total For the 39 Weeks Ended
Business Segment Sales ($ in millions)	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Wholesale:
North America	$728.8	$660.4	38.2%	38.0%
Europe	464.1	471.9	24.3%	27.2%
Asia Pacific	258.7	210.7	13.5%	12.1%
Total wholesale	1,451.6	1,343.0	76.0%	77.3%

Direct to consumer	458.2	393.5	24.0%	22.7%

Total net sales	$1,909.8	$1,736.5	100.0%	100.0%

Constant Currency Financial Information

The following table presents the Company’s business segment sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended September 29, 2012			Net Sales For the 39 Weeks Ended September 29, 2012
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$254.0	$(0.9)	$254.9	$728.8	$(3.8)	$732.6
Europe	163.5	(15.5)	179.0	464.1	(35.6)	499.7
Asia Pacific	97.6	(1.9)	99.5	258.7	(3.6)	262.3
Total wholesale	515.1	(18.3)	533.4	1,451.6	(43.0)	1,494.6

Direct to consumer	169.1	(3.9)	173.0	458.2	(8.0)	466.2

Total net sales	$684.2	$(22.2)	$706.4	$1,909.8	$(51.0)	$1,960.8

Non-GAAP Financial Information

The information below has been presented on a GAAP basis and on an as adjusted basis excluding the impact of costs related to the acquisition of Skagen.  These adjusted presentations are non-GAAP financial measures.  Management believes these measures provide investors with useful supplemental information regarding the Company’s underlying business trends and the performance of the Company’s ongoing operations and are useful for period-over-period comparisons and projected earnings of such operations. In addition, management uses these non-GAAP financial measures internally in its budgeting and review process.

While management believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP.  In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

	For the 13 Weeks Ended September 29, 2012		For the 39 Weeks Ended September 29, 2012
	Amounts (in millions)	As a Percentage of Net Sales	Amounts (in millions)	As a Percentage of Net Sales

Pretax income, as reported under GAAP	$113.9	16.6%	$286.6	15.0%

Skagen acquisition items:
Acquisition-related transaction and transition costs	1.2	0.2%	7.4	0.4%
Mark-to-market of liability related to contingent purchase price	0.8	0.1%	(3.6)	(0.2)%
Pretax income, as adjusted	$115.9	16.9%	$290.4	15.2%

	For the 13 Weeks Ended September 29, 2012	For the 39 Weeks Ended September 29, 2012	Projected Range for the 13 Weeks Ending December 29, 2012	Projected Range for the Fiscal Year Ending December 29, 2012
Diluted earnings per share, as reported under GAAP	$1.26	$3.11	$2.41 – 2.44	$5.53 – 5.56

Skagen acquisition items (net of tax):
Acquisition-related transaction and transition costs	0.01	0.08	0.02	0.10
Mark-to-market of liability related to contingent purchase price	0.01	(0.04)	0.00	(0.04)

Income tax benefit from prior year audit settlements			(0.17)	(0.17)
Diluted earnings per share, as adjusted	$1.28	$3.15	$2.26 – 2.29	$5.42 – 5.45

END OF RELEASE